As filed with the Securities and Exchange Commission on June 4, 2018.

Registration No. 333-223600

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Great Plains Energy Incorporated

(Exact name of registrant as specified in its charter)

Missouri	43-1916803
(State of incorporation)	(I.R.S. Employer Identification No.)

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Heather A. Humphrey

General Counsel and Senior Vice President—Corporate Services

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.   ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement referred to below is being filed by Great Plains Energy Incorporated (“Great Plains Energy” or the “Registrant”) in order to remove from registration shares of Great Plains Energy’s common stock, without par value (the “Shares”) registered for issuance pursuant to the Registration Statement on Form S-3 (File No. 333-223600) originally filed with the Securities and Exchange Commission on March 12, 2018 (the “Registration Statement”), in connection with Great Plains Energy’s Dividend Reinvestment and Direct Stock Purchase Plan.

Pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017 by and among Westar Energy, Inc., Great Plains Energy, Evergy, Inc. (formerly known as Monarch Energy Holding, Inc.) (“Evergy”) and King Energy, Inc., on June 4, 2018, Great Plains Energy merged with and into Evergy, with Evergy continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant is terminating the offering of the securities pursuant to the Registration Statement. Accordingly, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement, the Registrant is filing this Post-Effective Amendment to remove from registration all registered but unsold Shares under the Registration Statement and to terminate the effectiveness of the Registration Statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kansas City, State of Missouri, on this 4th day of June, 2018.

GREAT PLAINS ENERGY INCORPORATED

By:	/s/ Terry Bassham
Terry Bassham
Chairman of the Board, President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.